Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-3 of our report dated June 5, 2018, with respect to the consolidated financial statements of Mesa Laboratories, Inc. as of and for the year ended March 31, 2018, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ EKS&H LLLP

Denver, Colorado

June 6, 2018